UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 27, 2025

NOVAVAX, INC.

(Exact name of registrant as specified in charter)

Delaware	0-26770	22-2816046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Quince Orchard Road

Gaithersburg, Maryland 20878

(Address of Principal Executive Offices, including Zip Code)

(240) 268-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	NVAX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 27, 2025, Novavax, Inc. (the “Company”) consummated (the “Closing”) the previously announced privately negotiated exchange and subscription transactions, pursuant to which it issued $225.0 million aggregate principal amount of its 4.625% Convertible Senior Notes due 2031 (the “Notes”) consisting of (a) approximately $175.3 million principal amount of Notes issued in exchange for approximately $148.7 million principal amount of the Company’s 5.00% Convertible Senior Notes due 2027 (the “2027 Notes”), and (b) approximately $49.7 million principal amount of Notes issued for cash, in each case, pursuant to exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder.

The Notes were issued pursuant to, and are governed by, an indenture (the “ Indenture”), dated as of August 27, 2025, between the Company and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”).

The Notes are senior, unsecured obligations of the Company and accrue interest at a rate of 4.625% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2026. The Notes will mature on September 1, 2031, unless earlier repurchased, redeemed or converted. Before June 1, 2031, noteholders have the right to convert their Notes only upon the occurrence of certain events. From and including June 1, 2031, noteholders may convert their Notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. The Company will settle conversions by paying cash, shares of its common stock or a combination of cash and shares of its common stock, at its election, based on the applicable conversion rate. The initial conversion rate is 89.7384 shares of common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $11.14 per share of common stock. Based on the initial conversion rate, 20,191,140 shares of common stock would be issued upon conversion of the Notes. The initial conversion price represents a premium of approximately 27.5% over the last reported sale price of $8.74 per share of the Company’s common stock on August 20, 2025. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time. The initial maximum conversion rate is 114.4164 shares of common stock per $1,000 principal amount of Notes, which represents a conversion price of $8.74 per share of common stock. Based on this initial maximum conversion rate, a maximum of 25,743,690 shares of common stock would be issuable under the Indenture.

The Notes are redeemable, in whole or in part (subject to certain limitations), for cash at the Company’s option at any time, and from time to time, on or after September 5, 2028 and before the 41st scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of the Company’s common stock exceeds 130% of the conversion price for a specified period of time. However, the Company may not redeem less than all of the outstanding Notes unless at least $50.0 million aggregate principal amount of Notes are outstanding and not called for redemption as of the time the Company sends the related redemption notice. The redemption price is equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the relevant redemption date.

Holders of the Notes will have the right to require the Company to repurchase all or part of their Notes for cash in the event of certain Fundamental Changes (as defined in the Indenture), at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the relevant repurchase date. The definition of Fundamental Change includes certain business combination transactions involving the Company and certain de-listing events with respect to the Company’s common stock.

The Notes have customary provisions relating to the occurrence of “Events of Default” (as defined in the Indenture), which include the following: (i) certain payment defaults on the Notes (which, in the case of a default in the payment of interest on the Notes, will be subject to a 30-day cure period); (ii) the Company’s failure to send certain notices under the Indenture within specified periods of time; (iii) the Company’s failure to convert a Note upon the exercise of the conversion right with respect to such Note, subject to a three business-day cure period; (iv) the Company’s failure to comply with certain covenants in the Indenture relating to the Company’s ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to another person; (v) a default by the Company in its other obligations or agreements under the Indenture or the Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture; (vi) certain defaults by the Company or any of its subsidiaries with respect to indebtedness for money borrowed of at least $35,000,000; and (vii) certain events of bankruptcy, insolvency and reorganization involving the Company or any of its significant subsidiaries. If an Event of Default involving bankruptcy, insolvency or reorganization events with respect to the Company (and not solely with respect to a significant subsidiary of the Company) occurs, then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any person. If any other Event of Default occurs and is continuing, then, the Trustee, by notice to the Company, or noteholders of at least 25% of the aggregate principal amount of Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately. However, notwithstanding the foregoing, the Company may elect, at its option, that the sole remedy for an Event of Default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists, for up to 365 days, exclusively of the right of the noteholders to receive special interest on the Notes at a specified rate per annum up to 0.50% on the principal amount of the Notes. If the Company makes such an election, then the Notes will be subject to acceleration on account of the relevant reporting covenant failure from, and including, the 366th day after which such failure occurred or if the Company fails to pay any accrued and unpaid special interest. Special interest will cease to accrue on any Notes from, and including, such 366th day.

The above description of the Indenture and the Notes is a summary and is not complete. A copy of the Indenture and the form of the Notes are filed as exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the Indenture and the Notes set forth in such exhibits.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. Any shares of the Company’s common stock that may be issued upon conversion of the Notes will be issued in reliance upon Section 3(a)(9) of the Securities Act as involving an exchange by the Company exclusively with its security holders. Initially, a maximum of 25,743,690 shares of the Company’s common stock may be issued upon conversion of the Notes based on the initial maximum conversion rate of 114.4164 shares of common stock per $1,000 principal amount of Notes, which is subject to customary anti-dilution adjustment provisions.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated August 27, 2025, between Novavax, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee.
4.2	Form of 4.625% Convertible Senior Notes due 2031 (included as Exhibit A to Exhibit 4.1).
104	Cover Page Interactive Data File (Cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVAVAX, INC.

Date: August 27, 2025	/s/ Mark J. Casey
	Name:	Mark J. Casey
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary